Exhibit 10.1

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED BASED UPON A REQUEST

FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE

SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED

WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (hereinafter called this “Agreement”) is made and effective as of the 1st day of August, 2006 by and between:

SENJU Pharmaceutical Co., Ltd., a legal entity duly organized and existing under the laws of Japan, having its principal office of business at 5-8, Hiranomachi 2-chome, Chuo-ku, Osaka 541-0046, Japan (hereinafter called “SENJU”) and;

ISTA Pharmaceuticals, Inc., a legal entity duly organized and existing under the laws of State of Delaware, U.S.A., having its principal office of business at 15295 Alton Parkway, Irvine, CA 92618, U.S.A. (hereinafter called “ISTA”);

WITNESSETH THAT:

WHEREAS, SENJU is an exclusive licensee, in certain countries or areas of the world, including the U.S.A., Canada and Mexico, of certain rights to an ophthalmic pharmaceutical product containing an active chemical ingredient (hereinafter defined in detail as the “Compound”) [        *        ], [        *        ], for use on humans in the treatment of allergies [        *        ] (hereinafter defined in detail as the ‘Product’) by way of an agreement (Raisennsu Keiyaku) entered into as of June 29, 2001 (hereinafter referred to as “SENJU-TANABE License Agreement”), by and between SENJU and Tanabe Seiyaku Co., Ltd., a Japanese corporation having its principal place of business at 2-10, Dosho-machi 3-chome, Chuo-ku, Osaka 541-8505, Japan (hereinafter referred to as “TANABE”) including a right to grant sub-licenses;

WHEREAS, the exclusive license rights granted by TANABE to SENJU under the SENJU-TANABE License Agreement include all rights in certain patents and patent applications and other intellectual property and information in the Territory (as hereinafter defined) related to the Product held by Ube Industries, Ltd., a Japanese corporation having its principal place of business at Seavans North Bldg. 1-2-1, Shibaura, Minato-Ku, Tokyo 105-8449, Japan (hereinafter referred to as “UBE”);

WHEREAS, SENJU is the exclusive licensee, under the SENJU-TANABE License Agreement, or owner of rights, information and materials related to the Product and its use and commercialization; and,

WHEREAS, SENJU, under the SENJU-TANABE License Agreement, desires to grant ISTA a license to develop, manufacture, use, sell and otherwise commercialize the Product in the Territory, using the rights, information or materials owned by or licensed to SENJU related therein, according to the terms and conditions set forth herein, and ISTA wishes to receive such license.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SENJU and ISTA (SENJU and ISTA collectively called “Parties” and/or individually called “Party”) hereby agree as follows:

Article 1.	Definitions

1.01 The following terms used in this Agreement shall have the meanings set forth in this Article 1, unless the context clearly requires otherwise, and the singular shall include the plural and vice versa. All terms used in this Agreement not defined in this Article 1 or otherwise defined herein shall be afforded their generally accepted legal definitions.

1.02 “Affiliates” shall mean any entity that directly or indirectly controls, is controlled by, or is under common control with a Party to this Agreement or TANABE, as indicated herein. For purposes of this definition, “control” or “controlled” means ownership, directly or indirectly, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.03 “Compound” shall mean (i) [                *                ] ([        *        ] bepotastine [        *        ]) and (ii) any enantiomers, salt forms and any other alternate or derivative forms of the chemical compound described in clause (i) above, but solely to the extent any of the items described in this clause (ii) are included in the rights licensed to SENJU under the SENJU-TANABE License Agreement or otherwise owned or licensed (with a right to sublicense in the Territory, subject to the terms of such license) by SENJU or a SENJU Affiliate.

1.04 “Financial Year” shall mean any twelve-month period from April 1st through the next March 31st.

1.05 “First Commercialization” shall mean the date, on a country-by-country basis, of the first commercial sale by ISTA or ISTA Marketing Agent in commercial quantities to a Third Party (other than ISTA Marketing Agent) in that country of the Territory according to the terms of this Agreement. For the purpose of clarification, each individual country of the Territory can have its own First Commercialization but, for the avoidance of doubt, First Commercialization may occur only once in each country.

1.06 “Generic Product” shall mean a pharmaceutical product that is legally commercialized in the U.S. or such other country in the Territory by a Third Party (other than an ISTA Marketing Agent) and that the U.S. FDA or the equivalent non-U.S. governmental authority has defined as a drug product that is the ‘Pharmaceutical Equivalent’ and ‘Bioequivalent’ of the Product and has assigned an ‘AB’ or ‘AT’ evaluation code or equivalent rating designating such drug product as legally substitutable for the Product.

1.07 “Governmental Approval” shall mean any kind of approvals by the United States Food and Drug Administration (U.S. FDA) or its equivalent in the U.S., or any governmental authority in the countries of the Territory, necessary to commercialize the Product in the countries of the Territory, including, without limitation, any approvals necessary for the manufacture, distribution, and sale of the Product in the Territory.

1.08 “ISTA Developer” shall mean any developer appointed by ISTA who develops the Product in the Territory on behalf of ISTA.

1.09 “ISTA Manufacturer” shall mean any manufacturer appointed by ISTA who manufacturers the Product in the Territory on behalf of ISTA.

1.10 “ISTA Marketing Agent” shall mean any agent or other party appointed by ISTA who sells, markets, distributes, promotes, and offers to sell the Product in the Territory on behalf of ISTA.

1.11 “Net Sales” shall mean the gross invoiced amount charged by ISTA or ISTA Marketing Agent to sell the Product to Third Parties (other than ISTA Marketing Agent) in the Territory, less (a) all normal and customary deductions of any type or nature (such as, e.g., returns, credits, refunds, discounts, allowances, rebates, chargebacks and adjustments); and (b) freight, shipping, insurance costs, customs, duties, taxes and other governmental charges and surcharges imposed upon the sale or distribution of the Product. Net Sales shall be determined in accordance with U.S. generally accepted accounting principles, applied on a basis consistent with ISTA’s annual audited financial statements, with interim Net Sales calculations in any year subject to adjustment pending completion of ISTA’s annual audit for that year. For the first and second Financial Years after the Financial Year in which the U.S. First Commercialization occurs, there shall be no limit on the amount of the reductions from gross invoiced amount under this definition. However, for every Financial Year thereafter, the deducted amount may be no more than [        *        ] of the gross invoiced amount; provided that, in any Financial Year during which a Generic Product is offered for sale in the Territory there shall be no limit on the amount of the reductions from gross invoiced amount under this definition.

1.12 “Patent Rights” shall mean the patents or patent applications listed in the Appendix A, and any divisionals, continuations, continuations in part, re-examinations, reissues, additions or extensions with respect thereto, any patents issuing from the foregoing patent applications, and any and all foreign counterparts in the Territory with respect to the foregoing. Without limiting the foregoing, and for the avoidance of doubt, Patent Rights shall include the patents and patent applications licensed to SENJU under the SENJU-TANABE License Agreement.

1.13 “Product” shall mean any ophthalmic pharmaceutical preparation containing the Compound as an active pharmaceutical ingredient (API), [                *                ], for use in the treatment of allergies [                *                ].

1.14 “Secrecy Agreement” shall mean the secrecy agreement dated [    *    ], as amended, between SENJU and ISTA.

1.15 “Semi-Annual Period” shall mean each of the six (6) months period commencing April 1st and October 1st and running through, respectively, the following September 30th and March 31st.

1.16 “SENJU Subsidiary” shall mean the company of SENJU USA Co., Ltd., a legal entity duly organized and existing under the laws of the State of California, U.S.A., having its principal office of business at 16830 Ventura Blvd., Encino, CA 91436, U.S.A., or any other business entity wholly owned by SENJU and located anywhere in the world. Any SENJU Subsidiary shall also be deemed an Affiliate of SENJU.

1.17 “SENJU Territory” shall mean any and all countries or areas throughout the world, which are not included in the Territory or TANABE Territory.

1.18 “Signing Date” shall mean the date first above written on which this Agreement shall become effective.

1.19 “TANABE Licensee” shall mean any Third Party who is granted the right now or hereafter will be granted by TANABE the right to develop, manufacture, use, market and sell the Product in TANABE Territory (hereinafter defined).

1.20 “TANABE Territory” shall mean [                *                ].

1.21 “TANABE Trademark” shall mean any trademark to be registered by TANABE in the Territory corresponding to the trademark registered in Japan that TANABE now or hereafter owns, controls and offers to ISTA for use with the Product and ISTA selects and desires to use for the commercialization of the Product in the Territory.

1.22 “Technical Information & Know-How” shall mean any and all confidential and proprietary information, materials, or data, owned or licensed from a party (with a right to sublicense in the Territory, subject to the terms of such license) by SENJU or SENJU Subsidiary as of the Signing Date or during the term hereof, which relate to the Compound or Product that are necessary or useful for the practice of the Patent Rights, including without limitation, the manufacture, development, and commercialization of the Product, and obtaining Government Approval. For the avoidance of doubt, and without limiting the above, all information, materials and data related to the Compound or the Product and that is licensed to SENJU by TANABE under the SENJU-TANABE License Agreement is included in the Technical Information & Know-How. All Technical Information & Know-How shall be provided by SENJU in a writing marked “confidential,” or if orally disclosed, shall be memorialized by SENJU in a writing marked “confidential” and provided to ISTA within [                *                ] of its oral disclosure.

1.23 “Territory” shall mean the United States of America, Canada, Mexico, and their respective territories or possessions. The United States of America is also abbreviated as “U.S.” or “U.S.A.”

1.24 “Third Party” shall mean any party other than SENJU or ISTA.

1.25 “U.S. First Commercialization” shall mean First Commercialization in the U.S.

Article 2.	Grant

2.01 SENJU grants by way of sub-license and license to ISTA, and ISTA accepts, an exclusive, running royalty-bearing right and license under the Patent Rights and the Technical Information & Know-How, to make, have made, offer to provide and provide, develop, manufacture, use, market, sell, offer to sell, and otherwise commercialize the Product in the Territory. Except as provided in Paragraph 2.02 below, the license rights granted to ISTA hereunder shall not include the right for ISTA to grant further licenses of such rights to any Third Party. The license granted herein shall not include the right for ISTA to sell or provide the Product from the Territory to any party outside of the Territory. Notwithstanding the grant herein, SENJU shall retain the right to develop and have the Product developed, and make and have the Product made in the Territory for the sole purpose of commercialization of the Product outside the Territory.

2.02 ISTA’s license granted under Paragraph 2.01 of this Agreement shall include the right to appoint ISTA Developers and ISTA Manufacturers to practice or use the Patent Rights and the Technical Information & Know How to develop and manufacture, respectively, the Product on behalf of ISTA in the Territory and ISTA Marketing Agents to sell, market, distribute, promote and offer to sell the Product on behalf of ISTA in the Territory. ISTA hereby acknowledges and confirms that by so appointing ISTA Developer, ISTA Manufacturer and ISTA Marketing Agent, ISTA shall not be released from any of its contractual obligations under this Agreement and that it shall remain fully responsible for the complete performance of such obligations under this Agreement. ISTA shall not appoint any ISTA Developer, ISTA Manufacturer and ISTA Marketing Agent hereunder without the approval of SENJU (such approval not to be unreasonably withheld). Promptly after the Signing Date and from time to time if ISTA renews, ISTA shall provide SENJU with a list of each existing and proposed ISTA Developer, ISTA Manufacturer and ISTA Marketing Agent for SENJU’s approval. Any such list submitted by ISTA shall be deemed approved by SENJU [        *        ] after its submission, unless ISTA receives from SENJU written objections to such list within such [        *        ] period, in which case, the list will not be approved by SENJU only to the extent of such objections.

2.03 SENJU agrees that during the term of this Agreement, SENJU, TANABE, and their respective licensees and Affiliates, shall not, directly or indirectly (a) develop the Product for use or sale in the Territory or manufacture, use, offer to sell, market, distribute, or sell the Product in the Territory or (b) grant any license to the Patent Rights or the Technical Information & Know-How in the Territory that would entitle any Third Party to develop, manufacture, use, offer to sell, market, distribute or sell during the term of this Agreement, any product utilizing the Patent Rights or the Technical Information & Know-How in the Territory. Provided, however, that SENJU shall retain the right to develop, have developed, make, have made the Product in the Territory for the sole purpose of commercialization of the Product outside the Territory. In the event UBE directly or indirectly does any of the foregoing in clauses (a) or (b) above or otherwise violates ISTA’s exclusive rights hereunder in the Territory, SENJU shall be liable and accountable to ISTA for all damages, expenses and losses of ISTA arising from such actions of UBE.

Article 3.	Term

3.01 Subject to earlier termination pursuant to Paragraph 6.05 and Article 22, the term of this Agreement shall be for the period beginning as of the Signing Date and ending, on a country-by-country basis, ten (10) years after the end of the Initial Royalty Period as defined in Paragraph 10.01. As provided in Paragraph 22.06, the expiration of this Agreement according to this Article 3 is subject to any Paragraphs or Articles specifically designated as surviving thereafter.

3.02 Upon expiration of the term of this Agreement in any country of the Territory as provided in Paragraph 3.01, ISTA shall have the perpetual, irrevocable, fully paid up license for the Technical Information & Know-How related to the Product in that country and shall have the right to make, have made, use, offer to sell and sell the Product continuously without any compensation to SENJU or TANABE. Provided, however, that if the term expires in one or more country of the Territory prior to any of the others, then ISTA shall not have the right to sell the Product from such expired country into an unexpired country of the Territory without payment of royalties that accrue on Net Sales in the unexpired country in the amount that would apply in that unexpired country at that time according to Article 10, until and unless the term has also expired in that unexpired country. Notwithstanding anything herein to the contrary, and by way of clarification, the rights and obligations hereunder applicable during or upon earlier termination of the term hereof shall apply on a country-by-country basis in those unexpired countries of the Territory while rights and obligation hereunder applicable on and after expiration of the term hereof shall apply on a country-by-country basis in any expired country of the Territory.

3.03 In addition, upon expiration of the term of this Agreement in any country of the Territory as provided in Paragraph 3.01:

(i) ISTA shall have the license to use TANABE Trademark continuously under a trademark license agreement otherwise agreed among SENJU, TANABE and ISTA subject to the payment of royalty set forth in Paragraph 10.01(ii)(b), if ISTA uses TANABE Trademark for the Product in that country; and,

(ii) With respect to each patentable invention or discovery under Article 20, SENJU, ISTA and/or TANABE (as applicable) shall [                *                ]:

(a) ISTA desires to use, continuously and exclusively, SENJU’s and/or TANABE’s share in each SENJU-ISTA Joint Invention, SENJU-TANABE Joint Invention, SENJU-ISTA-TANABE Joint Invention, SENJU Sole Invention, ISTA Sole Invention and/or TANABE Sole Invention in that country of the Territory;

(b) SENJU (including its licensees or Affiliates) desires to use, continuously and exclusively, ISTA’s share in each SENJU-ISTA Joint Invention, SENJU-ISTA-TANABE Joint Invention and/or ISTA Sole Invention outside the Territory;

(c) Provided, however, that with respect to each patentable invention or discovery under Article 20, if the patent application claiming such invention or discovery fails to grant the patent in country or area where such Party desires to use and otherwise practice, such Party shall have the right to use and otherwise practice such invention in such country or area, [        *        ]; and

(d) Provided further however, that, by way of clarification and for the avoidance of doubt, unless otherwise agreed, each of ISTA, SENJU and TANABE shall continue to have their respective rights to practice after the term hereof any jointly owned inventions as provided under applicable law, and with respect thereto, neither ISTA, SENJU nor TANABE shall have a duty to account for revenues or profits earned in respect of the uses and exploitation of such inventions jointly owned by such party to the other joint owner(s).

(iii) In addition to any other rights hereunder, each Party shall continue to have the rights in such expired country under Paragraphs 5.02 and 20.09.

Article 4.	Compound Supply

4.01 During the term of this Agreement after completing the Development Activities and obtaining Governmental Approval according to Article 6, SENJU will supply to ISTA and ISTA will purchase the Compound from SENJU for commercial manufacture of the Product, as set forth in a separately executed supply agreement between SENJU and ISTA (hereinafter called “Supply Agreement”).

4.02 Separate from the Supply Agreement, [                *                ]. The Parties shall discuss and decide the timing and delivery of the Compound supplied under this Paragraph 4.02.

4.03 SENJU shall acquire Compound from TANABE or TANABE’s contract manufacturer. SENJU represents to ISTA that SENJU has the exclusive right to supply the Compound for use in the Territory and agrees to exclusively supply ISTA Compound for use in the Territory. SENJU agrees and acknowledges that TANABE or TANABE’s contract manufacturer of the Compound shall have the U.S. FDA or other applicable governmental authority in the Territory make reference to the “Drug Master File” filed by TANABE or TANABE’s contract manufacturer for the sole purpose of obtaining Governmental Approval by ISTA in the Territory. SENJU shall have TANABE or TANABE’s contract manufacturer not withdraw or amend the “Drug Master File” without prior written approval of SENJU and ISTA. During the term hereof, SENJU shall ensure that it and its suppliers provide ISTA with a timely and dependable source of Compound to meet ISTA’s requirements therefor on commercially reasonable terms. ISTA shall have the right to perform, at its expense, reasonable quality audits of the facilities of SENJU, TANABE and TANABE’s contract manufacturer with respect to Compound supply during the term hereof.

4.04 The price of the Compound supplied by SENJU to ISTA under the Supply Agreement for manufacture of commercial Product will be at [                *                ].

4.05 The Parties shall monitor market prices from Third Parties of the Compound. If at any time during the term of this Agreement, the price [        *        ] of the Compound supplied by SENJU is [        *        ] or more greater than the price [        *        ] of the Compound available to ISTA from a Third Party, then SENJU shall [        *        ].

Article 5.	Technical Information & Know-How

5.01 Promptly after the Signing Date, SENJU agrees to provide ISTA with any Technical Information & Know-How already translated into the English language. During the term of this Agreement, SENJU agrees to continue to provide ISTA with any additional Technical Information & Know-How, promptly after SENJU’s receipt thereof. By way of clarification and for the avoidance of doubt, SENJU shall have no obligation hereunder to develop any Technical Information & Know-How after the Signing Date and during the term hereof. Excluded from the delivery obligations of this Paragraph 5.01 will be any material that SENJU is required by a contractual obligation with a Third Party (other than TANABE or an Affiliate of TANABE or SENJU) to keep confidential; provided that, if requested by ISTA, SENJU shall ask the Third Party for permission to disclose such material to ISTA. ISTA will conduct any additional translations of the Technical Information & Know-How provided pursuant to this Paragraph 5.01 at its own expense. ISTA shall not use the Technical Information & Know-How provided to it by SENJU under this Agreement for any other reason than the exercise of ISTA’s rights under this Agreement for the term of this Agreement and, as allowed, thereafter. SENJU makes no warranties or representations that the clinical or non-clinical data and information of the Technical Information & Know-How will be accepted by any governmental authority for granting the Governmental Approval anywhere in the Territory.

5.02 SENJU may freely use or have SENJU’s Affiliates or licensees of the Product outside of the Territory, TANABE, TANABE Licensees, TANABE’s Affiliates or UBE, use, [        *        ], improvements in or additions to the Technical Information & Know-How made by ISTA under this Agreement for any purpose in any countries outside of the Territory. Provided, however, that if such an improvement or addition is a patentable new invention or discovery, it shall be subject to the terms of Article 20. ISTA may freely use or have its Affiliates and ISTA Developers, ISTA Manufacturers, and ISTA Marketing Agents use, [        *        ], all improvements in or additions to the Technical Information & Know-How made by SENJU under this Agreement in the Territory. Provided, however, that if such an improvement or addition is patentable new invention or discovery, it shall be subject to Article 20.

Article 6.	Development Activities and Governmental Approvals

6.01 ISTA shall be responsible, at its sole expense, for all pre-clinical development, clinical development, regulatory duties, regulatory activities, and any other development required in the Territory for the manufacture or sale of the Product (“Development Activities”).

6.02 Soon after the Signing Date, ISTA shall provide SENJU with a development plan and schedule for the Development Activities (“Development Plan and Schedule”) for SENJU’s review. At ISTA’s discretion, and for example, the Development Plan and Schedule may be for [        *        ]. SENJU shall provide TANABE with the Development Plan and Schedule. SENJU shall provide ISTA with SENJU’s comments and advice. ISTA shall take SENJU’s comments and advice into consideration for such activities. In the event that ISTA renews or updates the Development Plan and Schedule, above procedure shall be applied.

6.03 ISTA shall conduct promptly, at its own expenses and responsibility, the Development Activities in accordance with Development Plan and Schedule, and shall secure and maintain Governmental Approval as may be necessary with respect to the sale of the Product. Governmental Approval shall be in ISTA’s name and owned by ISTA, under its own expenses and responsibility. Provided, however, that nothing herein shall constitute a guarantee or warranty by either Party to the other Party that ISTA will obtain any Governmental Approval or that it will have any degree of success in the development or commercialization of the Product in the Territory.

6.04 Prior to the first administration of the Product in the Territory to a human in accordance with this Agreement, and for a period during the development and commercialization of the Product by ISTA, ISTA shall obtain and/or maintain, at its sole cost and responsibility, product liability insurance in an amount known in the pharmaceutical industry to be reasonably sufficient to meaningfully protect SENJU and TANABE consistent with ISTA’s indemnification obligations hereunder. Such product liability insurance shall insure against all liability for personal injury, physical injury and property damage, subject to the scope and limits customarily required of such insurance. ISTA shall, upon SENJU’s request, submit the evidence of the existence and sufficiency of any and all such product liability insurance to SENJU.

6.05 Notwithstanding anything else to the contrary stated herein, in the event that Development Activities are delayed from the Development Schedule due to ISTA’s complete omission and gross negligence, SENJU shall have a right to notify ISTA thereof and if ISTA fails to remedy the situation in all material respects within [        *        ] after receiving SENJU’s notice then SENJU shall have a right, upon notice to ISTA, to terminate this Agreement pursuant to Paragraph 22.01(i).

6.06 From time to time during the term of this Agreement and upon the request of SENJU, ISTA shall provide SENJU with the written report concerning the progress of Development Activities and procedure of obtaining the Governmental Approval. Further ISTA shall promptly notify SENJU upon obtaining the Governmental Approval. SENJU shall provide TANABE with these reports provided by ISTA under this Paragraph 6.06.

6.07 Upon the request of SENJU, ISTA shall provide SENJU with any and all copies of New Drug Application dossier submitted to U.S. Food and Drug Administration for obtaining the Governmental Approval and copy of certificate of Governmental Approval. ISTA agrees and acknowledges that SENJU, its licensees of the Product in the SENJU Territory and SENJU Affiliates, as well as TANABE, its Affiliates and TANABE Licensees shall have the right to use such copies of New Drug Application dossier and copy of certificate of Governmental Approval for the sole purpose of development, manufacture, obtaining the governmental approval and sale of the Product outside the Territory, [        *        ].

Article 7.	Marketing

7.01 Within [        *        ] of obtaining U.S. FDA approval for manufacture and sale of the Product, ISTA shall use commercially reasonable and diligent efforts to launch, promote, and sell the Product in the U.S.

7.02 ISTA shall furnish SENJU with a copy of the package inserts of the Product prepared for use in the Territory, and thereafter, any revised version thereof.

7.03 ISTA shall prepare, at its own costs and expenses, appropriate marketing, advertising and promotional material for the Product in the Territory. ISTA shall furnish SENJU with those materials for SENJU’s review.

7.04 Alliance indication, if any, to the bottle, outer package, brochure, insert leaflet, advertising and/or promotional materials shall be discussed and decided between SENJU (acting on behalf of itself, TANABE and UBE, as applicable) and ISTA; provided that, ISTA may use any alliance indication required by law. Any alliance indication to the bottle, outer package, or insert leaflet used shall include the names of ISTA, SENJU, TANABE and UBE; provided that such materials have sufficient space.

7.05 Starting at least [        *        ] before the occurrence of U.S. First Commercialization, ISTA shall submit to SENJU a sales forecast on a country-by-country (as applicable) basis (in amount of Product sold and amount of U.S. Dollars earned) of the Product covering the next [    *    ] Financial Years after the Financial Year in which the U.S. First Commercialization occurs, addressing each subsequent Financial Year separately, including a forecast of a sales peak of the Product and its timing, for SENJU review and approval. Any sales forecast submitted by ISTA shall be deemed approved by SENJU [        *        ] after its submission, unless ISTA receives from SENJU written objections to such forecast within such [        *        ] period. If SENJU disagrees with ISTA’s sales forecast within the aforementioned [        *        ] period, SENJU and ISTA shall have an independent market research agent, which is acceptable to SENJU and ISTA, calculate the sales forecast for such [        *        ] Financial Years after the Financial Year in which the U.S. First Commercialization occurs. ISTA and SENJU shall bear equally the cost of such market research agent. SENJU and ISTA agree and acknowledge that the sales forecast submitted by ISTA or, if SENJU objects to ISTA’s sales forecast, the sales forecast calculated by such independent market research agent, will be subject to minimum annual sales forecast for calculation of minimum royalties under Article 11.

7.06 Should ISTA’s actual sales amount of the Product be far below the then existing sales forecast adopted by the Parties due to the occurrence of an unexpected event, a material change in the market or the Product’s prospects (e.g. introduction of a Generic Product, etc.), SENJU and ISTA will meet to discuss the modification of such sales forecast. In the event that ISTA and SENJU fail to reach an agreement for the modification of such sales forecast within [        *        ] from the commencement of the discussion between SENJU and ISTA, ISTA and SENJU will refer the matter to an independent market research agent, which is acceptable to SENJU and ISTA, to recalculate the sales forecast, on a timely basis, taking into consideration, among other things, the unexpected event, material change in the market, the Product’s prospects and other relevant factors. ISTA and SENJU shall bear equally the cost of such market research agent. SENJU and ISTA agree and acknowledge that the revised sales forecast agreed to by ISTA and SENJU or, if the Parties fail to agree, the revised sales forecast calculated by such independent market research agent, will supercede any prior sale forecast and will be the basis for calculation of minimum royalties under Article 11 (until another sales forecast is adopted by the Parties pursuant to this Paragraph 7.06). Pending the Parties agreement to a revised sales forecast or, if the Parties fail to agree, the submission by the independent market research agent of its revised sales forecast, ISTA will continue to pay minimum royalties under Article 11 calculated based on the last sales forecast adopted by the Parties.

Article 8.	Trademark

8.01 If and when SENJU and ISTA discuss the trademark to be used in connection with the marketing of the Product by ISTA, SENJU shall submit to ISTA, a list of TANABE Trademarks for ISTA’s selection. ISTA shall have the right, at its option but not obligation, to use the TANABE Trademark subject to the royalty obligation in accordance with Paragraph 10.01(ii)(b). If ISTA decides to use a TANABE Trademark, SENJU shall have TANABE, at TANABE’s cost and risk, file to obtain the registration of the TANABE Trademark in the Territory, and thereafter shall have TANABE maintain the TANABE Trademark in the Territory. ISTA agrees that in using TANABE Trademark upon the Product, it will not represent in any way that it has any right or title to the ownership of TANABE Trademark or the registration thereof, and the registration will remain in the ownership of TANABE.

8.02 Notwithstanding Paragraph 8.01, ISTA shall have the right, to select its own trademark to be used in connection with the marketing of the Product by ISTA in the Territory, subject to obtaining prior written approval of SENJU, such approval not to be unreasonably withheld. In this case, ISTA shall, at its sole cost and risk, and at its option (after discussion with SENJU), file to obtain the registration of its trademark in the Territory, and thereafter maintain its trademark in the Territory. Any trademark submitted by ISTA to SENJU under this Paragraph 8.02 shall be deemed approved by SENJU [        *        ] after its submission, unless ISTA receives from SENJU written objection to such a trademark within such [        *        ] period.

8.03 In the event that SENJU, its licensees of the Product in the SENJU Territory or its Affiliates, TANABE, its Affiliates or TANABE Licensees desire to use a Product trademark used by ISTA under Paragraph 8.02 in certain countries or areas outside of the Territory, then ISTA shall discuss with SENJU and/or TANABE their use of the language corresponding to ISTA’s trademark in such countries or areas, and the form of compensation to ISTA and other license terms for such use.

Article 9.	Milestone Payments

9.01 In consideration of and exchange for SENJU’s grant of the exclusive license in the Territory in accordance with Article 2 hereof, ISTA shall, during the term of this Agreement, pay SENJU the following milestone payments:

Milestone Event:	Amount of Payment Due:
1. [ * ]	[ * ]
2. [ * ]	[ * ]
3. [ * ]	[ * ]
4. [ * ]	[ * ]

9.02 Unless otherwise provided herein, no milestone payments to SENJU under this Agreement shall be refundable in whole or in part, except in the case of overpayment. Each of the foregoing milestone payments shall be payable one time only, even if the milestone event occurs on more than one occasion. Each milestone payment shall be due and payable in full by ISTA within [        *        ] of completion of the applicable milestone, even if this Agreement is terminated after such milestone so long as such milestone is completed prior to the date of the applicable termination notice.

Article 10.	Royalties

10.01 In consideration of and in exchange for the rights granted under this Agreement, and subject to the terms hereof, ISTA shall pay SENJU as running royalties on a country-by-country basis during the term of the Agreement set forth in Article 3 as follows:

(i) For ten (10) years from First Commercialization in a country or until the date of expiration of the last valid claim under the Patent Rights in that country of the Territory, whichever is longer (hereinafter as to each country in the Territory, the “Initial Royalty Period”), ISTA shall pay SENJU running royalties for each Semi-Annual Period for which there are Net Sales in that country [        *        ]:

[ * ]:	[ * ]:
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

[                                                             *                                                             ].

(ii) In addition, after the Initial Royalty Period in a country of the Territory, ISTA shall pay SENJU running royalties depending on its use of trademarks for the Product in such country, as follows:

(a) [        *        ] of Net Sales of that country for (a) [        *        ] and, thereafter for an additional (a) [        *        ], (a) [        *        ] of Net Sales of that country, provided that ISTA uses an ISTA Trademark for the marketing of the Product in such country in the Territory, or;

(b) [        *        ] of Net Sales of that country for (a) [        *        ] and, thereafter, (a) [        *        ] of Net Sales of that country for so long as ISTA uses the TANABE Trademarks for the marketing of the Product in such country in the Territory.

10.02 For the purpose of clarification, different countries in the Territory may be subject to different royalty rates under Section 10.01(i) or Section 10.01(ii) at the same time during the term of this Agreement (or no royalty at all if this Agreement expires as to a country in the Territory pursuant to Article 3).

10.03 No multiple running royalty will be payable even if the Product, its manufacture, use or sale, are or will be covered by more than one claim or patent.

10.04 Unless otherwise expressly provided herein, no royalty payment to SENJU under this Agreement shall be refundable in whole or in part except for the case of overpayment.

10.05 Each royalty payment shall be due and payable by ISTA within [        *        ] of completion of the applicable Semi-Annual Period in which Net Sales occurs. All royalty payments shall include a report of the actual amounts of units of Product sold, as applicable, by country, and the Net Sales calculation (including, as applicable, the gross sales of the Product by country). SENJU shall provide TANABE with such report.

Article 11.	Minimum Royalties

11.01 For a period of [        *        ], starting with the Financial Year following the Financial Year in which the U.S. First Commercialization occurs, ISTA shall pay SENJU minimum annual royalties based on an amount of [        *        ] of the sales forecast for that Financial Year submitted under Article 7 and the royalty rates stated in Article 10. Any royalty payments (but not milestone payments pursuant to Article 9) actually made according to Article 10 shall be credited against this minimum annual royalty. Within thirty (30) days of the end of any Financial Year to which this article applies, ISTA shall pay SENJU any remaining amount of the minimum royalties for that Financial Year.

11.02 For the purpose of clarification, and subject to Paragraph 11.01, if the royalties for a Financial Year based on Article 10 are less than what would have been received for that Financial Year from [        *        ] of the sales forecast according to Article 7 (including but not limited to any forecast adjustment as provided therein) at the actual royalty [    *    ] provided in Article 10, then ISTA shall pay SENJU the minimum royalties amount stated in this article for that Financial Year. Subject to Article 7 (including but not limited to any forecast adjustment as provided therein), this minimum royalty requirement shall apply [                *                ], using the appropriate royalty [        *        ] as determined by Article 10.

Article 12.	Status Updates and Meetings

12.01 In an effort to facilitate this Agreement, ISTA shall periodically update SENJU as to the status of its efforts and obligations herein. In the event ISTA encounters a significant problem or delay, it shall immediately notify SENJU of this fact. Thereafter, if necessary, the Parties shall meet and discuss a solution or plan of action.

Article 13.	Sales and Product Records

13.01 ISTA shall make and keep true and accurate records of its purchase and sales of the Product. SENJU shall have the right to inspect the records prepared and kept in accordance with this Paragraph 13.01. Such an inspection shall be carried out by a certified public accountant designated by SENJU, and reasonably acceptable to ISTA, on a confidential basis, for the sole purpose of verifying the accuracy of ISTA royalty payments for all or any portion of a period not exceeding [        *        ] prior to the date of the last running royalty payment. Such an inspection shall be carried out during usual business hours at ISTA’s appropriate facility. The fees and expenses of the accountants performing such inspection shall be borne by SENJU, unless any amount actually due exceeds [        *        ] or more of amounts reported, in which case ISTA shall bear the costs and expenses of such inspection.

13.02 ISTA shall not have any obligation to keep the records kept pursuant to this Article 13 for more than [        *        ] from the end of each applicable Financial Year of the given running royalty payments.

Article 14.	Method of Payments

14.01 Any payment from ISTA to SENJU under this Agreement shall be remitted to the bank account designated by SENJU in United States dollar currency by means of a wire transfer, for which ISTA will pay any commission fees and associated costs. For conversion of foreign currency to U.S. dollars for any purposes hereunder, the conversion method and rate shall be the conversion method and rate used by ISTA to convert the applicable Net Sales into U.S. dollars for purposes of preparation of ISTA’s financial statements, such conversion to be calculated in accordance with U.S. generally accepted accounting principles, applied on a basis consistent with ISTA’s annual audited financial statements, with interim Net Sales calculations in any year subject to adjustment pending completion of ISTA’s annual audit for that year.

14.02 SENJU and ISTA shall take any necessary and reasonable steps so that payments made under this Agreement are in accordance with any applicable Conventions for Avoiding Double Taxation between Japan and the countries in the Territory. Notwithstanding the foregoing, if applicable law or regulation of any country in the Territory require the withholding by ISTA of income taxes owed by SENJU on account of royalties or other payments accruing under this Agreement, such taxes shall be deducted on a country-by-country basis by ISTA from such remittable royalty or other payment and will be paid by it to the proper taxing authority. Proof of payment shall be secured and sent to SENJU as evidence of such payment.

Article 15.	Pharmacovigilance

15.01 Following the Signing Date, as applicable and mutually agreed to by the Parties, the Parties shall negotiate in good faith and execute a mutually acceptable pharmacovigilance agreement with respect to the Product, and they shall perform their respective obligations in accordance with such agreement. ISTA shall be responsible, at its expense, for all pharmacovigilance in the Territory with respect to the Product and for compliance with all applicable laws, regulations and requirements in connection therewith, and SENJU shall be responsible, at its expense, for all pharmacovigilance with respect to the Product in the SENJU Territory, such that it or its licensee has governmental approval for the Product there, and for compliance with all applicable laws, regulations and requirements in connection therewith. The Parties acknowledge that the pharmacovigilance agreement shall also cover the exchange of safety data relating to the Product, including data received by each Party’s Affiliates and licensees with respect to the Product. The Parties further agree to discuss and determine whether TANABE should also be included as a party to any pharmacovigilance agreement.

Article 16.	Confidentiality

16.01 Parties hereto undertake to keep confidential all of the information and reports, materials, data and results of the investigation and so on regarding the Compound and/or the Product which is/are received from or provided by the other Party under this Agreement and/or the Secrecy Agreement, and is/are marked or otherwise indicated that the same is/are confidential nature (hereinafter collectively called “Information” in this Article 16), provided, however, that such Information as itemized below shall be excluded from this confidentiality obligation:

(i) Information which was at the time of disclosure in the public domain,

(ii) Information which after the time of disclosure became a part of the public domain, through no fault or act of omission by the recipient Party,

(iii) Information which was at the time of disclosure lawfully in the recipient’s possession on a non-confidential basis,

(iv) Information received from any Third Party who has no obligation to keep the Information confidential against any of Parties hereto,

(v) Information which both Parties hereto agree in writing to disclose to a Third Party under no confidentiality obligation or to make the same public, or

(vi) Information that is independently developed by the recipient Party without actual knowledge and use of the Information.

Provided, further, that the recipient Party shall have competent proof for proving the fact that the Information in question falls into the category of either one of the items herein above.

16.02 Notwithstanding the provisions of this Article 16, ISTA may disclose the Information disclosed by SENJU to ISTA’s Affiliates, ISTA Developers, ISTA Manufacturers, and ISTA Marketing Agents, and ISTA’s and their respective officers, employees, consultants or contract workers, engaging in any activity for the development or commercialization of the Product including clinical studies and other activities for obtaining the Governmental Approval in the Territory and contract manufacturing of the Product without SENJU’s prior approval, or for obtaining patent rights in accordance with Article 20, so far as the disclosure is necessary for their performance of such activity, provided, however, that ISTA shall take any adequate measure to cause such persons to keep the Information disclosed confidential under no less restrictive conditions than those provided in this Article 16.

16.03 Notwithstanding the provision of this Article 16, SENJU may disclose the Information disclosed by ISTA including the Information from ISTA Developer, ISTA Manufacturer, and ISTA Marketing Agent to a SENJU licensee of the Product in the SENJU Territory, SENJU Affiliate, TANABE, a TANABE Licensee or TANABE Affiliate, including SENJU and TANABE’s officers, employees, consultants or contract workers engaging in any activity for the commercialization of the Product outside of the Territory, including clinical studies and other activities for obtaining the governmental approval outside the Territory or for obtaining patent rights in accordance with Article 20, so far as the disclosure is necessary for their performance of such activity, provided, however, that SENJU shall take any adequate measure to cause them to keep the Information disclosed confidential under the same conditions provided in this Article 16, and, provided further however, that SENJU shall, at ISTA’s request and SENJU’s agreement thereon, enter into a confidentiality agreement directly with ISTA Developer, ISTA Manufacturer, and ISTA Marketing Agent with respect to such party’s Information and if requested by such party, and SENJU shall not disclose or use such party’s Information except as permitted by such party.

16.04 Notwithstanding anything else to the contrary stated herein, ISTA agrees and acknowledges that SENJU shall have a right to disclose any and all part of this Agreement to TANABE, subject to the confidentiality obligations contained in this Article 16.

16.05 Notwithstanding this Article 16, a Party (a “disclosing Party”) may disclose the Information of the other Party (the “nondisclosing Party”) in response to a valid order of a court or any governmental agency or regulatory body or as otherwise required by law or regulation or the requirements of the exchange or listing body on which a disclosing Party’s securities are listed; provided that, the disclosing Party notifies the non-disclosing Party of such requirement so that the non-disclosing Party may seek a protective order or other appropriate remedy; and provided further that, in the event that no such protective order or other remedy is obtained, then the disclosing Party will furnish only that portion of the nondisclosing Party’s Information which it is advised by counsel it is legally required to furnish and will exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded the Information so furnished.

16.06 The provisions of this Article 16 shall survive for [        *        ] after the expiration or early termination of this Agreement.

Article 17.	Publication

17.01 ISTA shall not, nor shall it permit ISTA Developer, ISTA Manufacturer, and ISTA Marketing Agent to, submit for written or oral publication any manuscript, abstract or the like which includes data or other information relating to the Product or the Compound without first obtaining the prior written approval of SENJU, which shall not be unreasonably withheld. SENJU shall not, nor shall it permit TANABE or any SENJU TANABE licensee or Affiliate to, submit for written or oral publication any manuscript or the like which includes ISTA proprietary information without first obtaining the prior written approval of ISTA, which shall not be unreasonably withheld.

17.02 Neither Party shall use the name of the other Party in any publicity or advertising without the prior written approval of an authorized representative of that other Party.

17.03 Except as permitted hereby, each Party agrees not to issue any public statement, press release or other disclosure to Third Party concerning the existence of or terms of this Agreement, without first obtaining the prior written approval of the other Party and agreement upon the nature and text of such announcement or disclosure, provided however that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange or related body. The Party desiring to make such public announcement or other disclosure shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof, in order to allow such other Party a reasonable opportunity to comment upon such announcement or disclosure.

Article 18.	Indemnification

18.01 ISTA shall defend, indemnify and hold SENJU and/or TANABE, their directors, officers, shareholders, employees, consultants, contract workers, and their respective successors and assigns, harmless from and against any lawsuit, claims, loss, damages or expenses (including attorney’s fees) arising against SENJU and/or TANABE resulting from activities of ISTA, ISTA’s Affiliates, ISTA Developers, ISTA Manufacturers or ISTA Marketing Agents done according to the rights granted to or obligations imposed on them (directly or indirectly) by this Agreement, or the failure to fulfill such obligations.

18.02 SENJU shall defend, indemnify and hold ISTA and its directors, officers, shareholders, employees, consultants, contract workers, and their respective successors and assigns, harmless from and against any lawsuit, claims, loss, damages or expenses (including attorney’s fees) arising against ISTA resulting from activities of SENJU, TANABE or their respective Affiliates or licensees done according to the rights granted to or obligations imposed on them (directly or indirectly) by this Agreement, or the failure to fulfill such obligations.

Article 19.	Patent Litigation Matters

19.01 In the event that SENJU or ISTA become aware of any actual or threatened infringement by any Third Party upon SENJU proprietary rights relating to the Product or any of the rights exclusively licensed to ISTA hereunder, such Party shall immediately notify the other Party in writing. SENJU shall notify TANABE of such actual or threatened infringement by any Third Party. SENJU and ISTA joining TANABE shall discuss and decide the resolution of the matter.

19.02 In the event of a claim or suit made by Third Party against SENJU and/or ISTA for patent infringement in the Territory involving the manufacture, use, sale, distribution or marketing of the Product as described in the Patent Rights or the Technical Information & Know-How, or using the formulation (including the future formulation) which SENJU uses in SENJU Territory, then the Party sued shall promptly notify the other Party in writing thereof.

In this case, the following shall apply:

(i) ISTA shall have sole responsibility to defend such claim or suit made by Third Party. SENJU may, at its option, decide whether or not SENJU is involved in the defense, provided, however, that regardless of whether SENJU decides to participate in the defense, it shall pay those litigation costs specified in Paragraph 19.02(ii) below. SENJU shall cooperate in the defense to the extent that SENJU shall provide any and all documents requested by ISTA to substantiate the patent.

(ii) ISTA and SENJU shall share [    *    ] the damages or amounts awarded or paid to the Third Party, and all litigation costs and attorney fees as a result of the suit or settlement thereof. However, SENJU’s liability for any suit or claim shall not exceed [        *        ] by the time of resolution of the suit or settlement under Article 9; and provided further, that SENJU’s total liability for all suits and claims under this Paragraph 19.02 shall not exceed [                *                ].

(iii) For the purpose of clarification, SENJU shall not have any responsibility or liability to ISTA for the payments of running royalties to a Third Party resulting from a suit or claim arising under this Paragraph 19.02.

19.03 In the event of a claim or suit made by Third Party against SENJU and/or ISTA for patent infringement in the Territory involving the manufacture, use, sale, distribution or marketing of the Product contrary to the Patent Rights and Technical Information and Know-How and using a formulation which ISTA develops by itself, the Party sued shall promptly notify the other Party in writing thereof. In this case, ISTA shall settle or defend the claim or suit under the sole cost and responsibility of ISTA with its total monetary obligation, and shall indemnify and hold harmless SENJU and TANABE from such claim or suit.

19.04 For the purpose of clarification, and except as otherwise provided in this Agreement, SENJU makes no warranties or guarantees, express or implied, that the Product, the materials comprising the Product, the Patent Rights, or use of the Technical Information & Know-How do not infringe upon the intellectual property rights of a Third Party in the Territory.

Article 20.	New Invention or Discovery

20.01 In the event that SENJU (or its licensees of the Product in the SENJU Territory and SENJU Affiliates) and ISTA (including ISTA Developer, ISTA Manufacturer, and ISTA Marketing Agent) will jointly make, conceive, reduce into practice or generate any invention, discovery or know-how related to the Product in the course or as a result of their activities undertaken pursuant to this Agreement (hereinafter called “SENJU-ISTA Joint Invention”), SENJU and ISTA agree and acknowledge the following:

(i) SENJU and ISTA shall discuss, and as decided, shall file a patent application claiming SENJU-ISTA Joint Invention and maintain the granted patent jointly under SENJU’s and ISTA’s name throughout the world, and the costs and expenses for the preparation, filing, prosecution of patent application and maintenance of granted patent shall be shared equally by SENJU and ISTA, with SENJU responsible for clerical procedures of preparation, filing, prosecution of patent application and maintenance of granted patent outside the Territory, and ISTA responsible for clerical procedures of preparation, filing, prosecution of patent application and maintenance of granted patent in the Territory, unless otherwise agreed between SENJU and ISTA;

(ii) ISTA shall have an exclusive right to use and otherwise practice SENJU-ISTA Joint Invention in the Territory during the term of the Agreement, so long as ISTA pays a running royalty to SENJU under Article 10;

(iii) SENJU shall have an exclusive right, with the right to sub-license, [        *        ], to use and otherwise practice SENJU-ISTA Joint Invention in SENJU Territory during the term of the Agreement;

(iv) TANABE shall have perpetual, irrevocable, [        *        ] exclusive right, with the right to sub-license, to use and otherwise practice SENJU-ISTA Joint Invention for any purpose in TANABE Territory; and,

(v) Each Party shall not transfer, license, dispose or withdraw its share of the patent application and granted patent claiming SENJU-ISTA Joint Invention under Paragraph 20.01, without prior written approval of the other Party.

20.02 In the event that SENJU (including its licensees of the Product in the SENJU Territory and SENJU Affiliates), ISTA (including ISTA Developer, ISTA Manufacturer, and ISTA Marketing Agent) and TANABE (including TANABE’s Affiliates) will jointly make, conceive, reduce into practice or generate any invention, discovery or know-how related to the Product in the course or as a result of their activities pursuant to this Agreement or SENJU-TANABE License Agreement, respectively (hereinafter called “SENJU-ISTA-TANABE Joint Invention”), SENJU and ISTA agree and acknowledge following:

(i) SENJU, ISTA and TANABE shall discuss, and as decided, shall file a patent application claiming SENJU-ISTA-TANABE Joint Invention and maintain the granted patent jointly under SENJU’s, ISTA’s and TANABE’s name throughout the world. The costs and expenses for preparation, filing, prosecution of patent application claiming SENJU-ISTA-TANABE Joint Invention and maintenance of granted patent shall be shared equally by SENJU, ISTA, and TANABE;

(ii) Clerical Procedures for the preparation, filing, and prosecution of patent application claiming SENJU-ISTA-TANABE Joint Invention and maintenance of granted patent shall be discussed and decided among SENJU, ISTA, and TANABE;

(iii) ISTA shall have an exclusive right to use and otherwise practice SENJU-ISTA-TANABE Joint Invention in the Territory during the term of the Agreement, so long as ISTA pays a running royalty to SENJU under Article 10;

(iv) SENJU shall have an exclusive right, with the right to sub-license, [        *        ], to use and otherwise practice SENJU-ISTA-TANABE Joint Invention in SENJU Territory during the term of the Agreement;

(v) TANABE shall have perpetual, irrevocable, [        *        ] exclusive right, with the right to sub-license, to use and otherwise practice SENJU-ISTA-TANABE Joint Invention for any purpose in TANABE Territory; and,

(vi) Each Party shall not, and SENJU shall have TANABE not, transfer, license, dispose or withdraw its share of the patent application and granted patent claiming SENJU-ISTA-TANABE Joint Invention under Paragraph 20.02 without the prior written approval of the other Party.

20.03 In the event that SENJU (including its licensees of the Product in the SENJU Territory and SENJU Affiliates) and TANABE (including TANABE’s Affiliates) will jointly make, conceive, reduce into practice or generate any invention, discovery or know-how related to the Product in the course or as a result of their activities undertaken pursuant to SENJU-TANABE License Agreement (hereinafter called “SENJU-TANABE Joint Invention”), SENJU and ISTA agree and acknowledge the following:

(i) At SENJU’s and TANABE’s discretion, SENJU and/or TANABE shall file a patent application claiming SENJU-TANABE Joint Invention and maintain the granted patent;

(ii) ISTA shall have an exclusive right to use and otherwise practice SENJU-TANABE Joint Invention in the Territory during the term of the Agreement, so long as ISTA pays a running royalty to SENJU under Article 10; and,

(iii) SENJU shall not and shall have TANABE not transfer, license, dispose or withdraw its share of the patent application and granted patent claiming SENJU-TANABE Joint Invention under Paragraph 20.03 without prior written approval of ISTA in the Territory.

20.04 In the event that SENJU (including its licensees of the Product in the SENJU Territory and SENJU Affiliates) will solely make, conceive, reduce into practice or generate any invention, discovery or know-how related to the Product in the course or as a result of their activities undertaken pursuant to this Agreement and SENJU-TANABE License Agreement (hereinafter called “SENJU Sole Invention”), SENJU and ISTA agree and acknowledge the following:

(i) At SENJU’s and ISTA’s discretion, SENJU shall file a patent application claiming SENJU Sole Invention and maintain the granted patent under SENJU sole name in the Territory, and the costs and expenses for the preparation, filing, prosecution and maintenance of granted patent shall be paid by SENJU;

(ii) ISTA shall have an exclusive right to use and otherwise practice SENJU Sole Invention in the Territory during the term of the Agreement, so long as ISTA pays a running royalty to SENJU under Article 10; and

(iii) SENJU shall not transfer, license, dispose or withdraw the patent application and granted patent claiming SENJU Sole Invention under Paragraph 20.04 without prior written approval of ISTA in the Territory.

20.05 In the event that ISTA (including ISTA Developer, ISTA Manufacturer, and ISTA Marketing Agent) will solely make, conceive, reduce into practice or generate any invention, discovery or know-how related to the Product in the course or as a result of their activities undertaken pursuant to this Agreement (hereinafter called “ISTA Sole Invention”), SENJU and ISTA agree as following:

(i) SENJU and ISTA shall discuss, and as decided, shall file a patent application claiming ISTA Sole Invention and maintain the granted patent under SENJU and ISTA joint name throughout the world, and the costs and expenses for the preparation, filing, prosecution and maintenance of granted patent shall be paid by SENJU and ISTA equally, with SENJU responsible for clerical procedures of preparation, filing, prosecution of patent application and maintenance of granted patent outside the Territory and ISTA responsible for clerical procedures of preparation, filing, prosecution of patent application and maintenance of granted patent in the Territory;

(ii) ISTA shall have exclusive right to use and otherwise practice ISTA Sole Invention in the Territory during the term of the Agreement, so long as ISTA pays a running royalty to SENJU under Article 10;

(iii) SENJU shall have an exclusive right, with the right to sub-license, [        *        ], to use and otherwise practice ISTA Sole Invention in SENJU Territory during the term of the Agreement;

(iv) TANABE shall have perpetual, irrevocable, [        *        ] exclusive right, with the right to sub-license, to use and otherwise practice ISTA Sole Invention for any purpose in TANABE Territory; and

(v) Each Party shall not transfer, license, dispose or withdraw the patent application and granted patent claiming ISTA Sole Invention under Paragraph 20.05 without prior written approval of the other Party.

20.06 In the event that TANABE (including TANABE’s Affiliates) will solely or TANABE and TANABE’s Affiliates will jointly, make, conceive, reduce into practice or generate any invention, discovery or know-how related to the Product in the course or as a result of their activities (hereinafter called “TANABE Sole Invention”), SENJU and ISTA agree and acknowledge the following:

(i) Clerical procedures for preparation, filing, prosecution of patent application claiming TANABE Sole Invention and maintenance of granted patent shall be discussed and decided, by TANABE solely or between TANABE and TANABE Affiliates jointly, as the case may be;

(ii) ISTA shall have an exclusive right to use and otherwise practice TANABE Sole Invention in the Territory, so long as ISTA pays a running royalty to SENJU under Article 10; and,

(iii) Both SENJU and TANABE shall have an exclusive right, with the right to sub-license, to use and otherwise practice TANABE Sole Invention outside of the Territory in accordance with the SENJU-TANABE License Agreement.

(iv) SENJU shall have TANABE not to transfer, license, dispose or withdraw the patent application and granted patent claiming TANABE Sole Invention under Paragraph 20.06 without prior written approval of ISTA in the Territory.

20.07 In the event that TANABE Licensee will solely or TANABE and TANABE Licensee will jointly, make, conceive, reduce into practice or generate any invention, discovery or know-how related to the Product in the course or as a result of their activities (hereinafter called “TANABE Licensee Invention”), SENJU and ISTA agree and acknowledge the following:

(i) Clerical procedures for preparation, filing, prosecution of patent application claiming TANABE Licensee Invention and maintenance of granted patent shall be discussed and decided between TANABE and TANABE Licensee;

(ii) ISTA shall have an exclusive right to use and otherwise practice TANABE Licensee Invention in the Territory, under the conditions otherwise agreed among SENJU, ISTA and TANABE, provided, however, that if TANABE Licensee Invention fails to grant the patent right in the Territory, ISTA shall have no obligation to pay any compensation for ISTA’s using and otherwise practicing TANABE Licensee Invention;

(iii) SENJU shall have an exclusive right, with the right to sub-license, to use and otherwise practice TANABE Licensee Invention outside the Territory, under the conditions otherwise agreed in accordance with SENJU-TANABE License Agreement;

(iv) SENJU shall have TANABE not to transfer, license, dispose or withdraw the patent application and granted patent claiming TANABE Licensee Invention under Paragraph 20.07 without prior written approval of ISTA in the Territory.

20.08 The wording of “Joint Invention” referred in this Article 20 shall mean the invention or discovery generated from direct cooperation or communication among the Parties and/or TANABE or the result of such cooperation and communication. Notwithstanding anything herein to the contrary, and by way of clarification, this Article 20 applies only to inventions, discoveries and know-how made, conceived, reduced into practice or generated after the Signing Date related to the Product and, for the avoidance of doubt, in no event would include Patent Rights or Technical Information & Know-How.

20.09 Notwithstanding Paragraphs 20.01(i), 20.02(i) and 20.05(i), ISTA may elect, on a country-by-country basis, not to pay its share of any costs and expenses for the preparation, filing, prosecution and maintenance of any patent applied for or issued in a county or countries claiming a SENJU-ISTA Joint Invention, SENJU-ISTA-TANABE Joint Invention or ISTA Sole Invention. In such event, ISTA shall not be a joint holder of any such patent for which ISTA elects not to pay its share of the costs. For the avoidance of doubt, if such patent for which ISTA elects not to pay its share of the costs is applied for or issued in the Territory, then ISTA shall have exclusive right to use and otherwise practice the invention claimed by such patent in the Territory and SENJU and/or TANABE (as the case may be) shall be compensated for ISTA’s use of such invention in the Territory as long as ISTA pays a running royalty to SENJU under Article 10. If ISTA desires to continue to use such invention after this Agreement expires in accordance with Paragraph 3.03, then ISTA and SENJU and/or TANABE (as the case may be) shall discuss and decide the terms and conditions for such use. Provided, however, that with respect to such invention, if the patent application claiming such invention fails to grant the patent in the expired country in the Territory, then ISTA shall have the right to use and otherwise practice the invention in such expired country in the Territory, [        *        ].

20.10 Notwithstanding any other provision of this Agreement, including but not limited to this Article 20, ISTA shall disclose, provide and/or grant rights in any invention, intellectual property right, confidential information, or other right or information to SENJU for its benefit or the benefit of TANABE or their respective licensees or Affiliates or UBE as obligated under this Agreement, only to the extent ISTA has the absolute right to do so without liability or cost to ISTA. ISTA shall use commercially reasonable efforts to secure such rights from ISTA Developers, ISTA Manufacturers, ISTA Marketing Agents and ISTA Affiliates but ISTA makes no guarantee that it will be able to secure such rights. Any inability of ISTA to secure such rights shall not be deemed a breach by ISTA of this Agreement or a basis for termination for breach by SENJU of this Agreement.

20.11 Notwithstanding this Article 20, but subject to each and every other provision of this Agreement, SENJU shall disclose, provide and/or grant rights in any SENJU-ISTA Joint Invention, SENJU-TANABE Joint Invention, SENJU-ISTA-TANABE Joint Invention, or SENJU Sole Invention to ISTA for its benefit or the benefit of its respective licensees or Affiliates as obligated under this Agreement, only to the extent SENJU has the absolute right to do so without liability or cost to SENJU. SENJU shall use commercially reasonable efforts to secure such rights from its licensees and Affiliates, TANABE and TANABE Licensees and Affiliates but SENJU makes no guarantee that it will be able to secure such rights. Any inability of SENJU to secure such rights shall not be deemed a breach by SENJU of this Agreement or a basis for termination for breach by ISTA of this Agreement. Notwithstanding the foregoing, and by way of clarification and for the avoidance of doubt, this Paragraph 20.11 shall have no affect on ISTA’s rights and SENJU’s obligations hereunder except solely with respect to any SENJU-ISTA Joint Invention, SENJU-TANABE Joint Invention, SENJU-ISTA-TANABE Joint Invention, or SENJU Sole Invention, under this Article 20 and specifically shall in no event affect ISTA’s rights or SENJU’s obligations related to the Patent Rights or the Technical Information & Know-How, including but not limited to SENJU’s representations and warranties set forth in Article 21.

Article 21.	Representations and Warranties

21.01 SENJU represents, warrants and covenants that:

(i) As of the Signing Date and during the term hereof, SENJU solely owns the entire right, title and interest or has the right to license in and to the Patent Rights and Technical Information & Know-How in the Territory, subject only to the SENJU-TANABE License Agreement and ISTA’s exclusive license hereunder. As of the Signing Date and during the term hereof, SENJU has sufficient rights in the Patent Rights (including but not limited to the patents and patent applications listed on Appendix A) and the Technical Information and Know-How to grant the exclusive license to ISTA in the Territory as provided herein.

(ii) The license grant to ISTA under Article 2 effectively licenses to ISTA the necessary rights owned or controlled by SENJU and TANABE for ISTA to exclusively develop and commercialize the Product in the Territory and to otherwise practice the exclusive license granted hereunder, including but not limited to any and all rights granted to SENJU by TANABE under the SENJU-TANABE License Agreement in and to the Patent Rights and the Technical Information & Know-How in the Territory with respect to the foregoing (which includes without limitation, any and all necessary rights of UBE (and/or such other Third Party, if any) in the Patent Rights and/or the Technical Information & Know-How).

(iii) SENJU-TANABE License Agreement is in full force and effect as of the Signing Date, and will not be terminated, amended or waived in any way that would adversely affect the exclusive rights granted to ISTA hereunder or ISTA’s full exercise of such rights, without prior written approval of ISTA. Without limiting the foregoing, the SENJU-TANABE License Agreement exclusively licenses to SENJU all rights to ophthalmic applications in the Territory under the Patent Rights and the Technical Information & Know-How held by TANABE and UBE (and/or such other Third Party, if any), and such rights have been and will continue to be during the term hereof sublicensed exclusively to ISTA in the Territory with respect to the development, manufacture, use, offer for sale, sale and commercialization of the Product as provided herein.

(iv) SENJU has not granted any license or sublicense or entered into any contract with any Third Party as of the Signing Date concerning the Patent Rights and the Technical Information & Know-How within the Territory that prevents ISTA from exercising its exclusive rights hereunder or that prevents SENJU from performing its obligations hereunder, and SENJU will not do any of the same during the term hereof, provided, however, that the term may end at different times for each country in the Territory as provided in Article 3.

(v) As of the Signing Date and during the term hereof, SENJU has not taken or failed to take any action that might result in the invalidity or unenforceability of any patent included with the Patent Rights against any Third Party.

(vi) SENJU has no information, at the Signing Date, that the Patent Rights and Technical Information & Know-How may be subject to challenge or interference or be invalid or unenforceable (but will provide ISTA after the Signing Date any such information promptly after it comes to SENJU’s attention).

(vii) As of the Signing Date and during the term hereof, SENJU has the full legal power, authority and right to enter into this Agreement, and to grant to ISTA the exclusive license under the Patent Rights and the Technical Information & Know-How and to perform its obligations under this Agreement. Upon execution and delivery by SENJU, this Agreement will constitute a valid and binding agreement of SENJU enforceable in accordance with its terms. The execution, delivery and consummation of this Agreement will not result in the breach of or give rise to cause for termination of any agreement to which SENJU may be a party and/or which relates to the Patent Rights and the Technical Information & Know-How (including but not limited to the SENJU-TANABE License Agreement or any underlying agreement between TANABE and UBE.

(viii) Other than the patent and patent applications listed on Appendix A hereto, there are no patents or patent applications owned or controlled by SENJU, or owned or controlled by SENJU and TANABE jointly, or owned or controlled by TANABE and UBE or licensed to SENJU under SENJU-TANABE License Agreement, relating to the Product or the Compound or covering the Technical Information & Know-How. Each patent and patent application included in the Patent Rights as of the Signing Date is listed on Appendix A to this Agreement.

(ix) SENJU shall be responsible for complete performance of all obligations of its Affiliates and licensees and of TANABE, TANABE Licensees and TANABE Affiliates and of UBE imposed on them (directly or indirectly) by this Agreement.

(x) To the best knowledge of SENJU, SENJU’s license hereunder of the Patent Rights to ISTA are the only patent rights necessary for ISTA to develop, make, have made, use, offer to sell, sell and otherwise commercialize the Product in the Territory as contemplated under the Agreement.

21.02 Except as expressly provided herein, nothing in this Agreement or any license pursuant to it shall be construed or implied as a representation or warranty by SENJU that the Patent Rights, the Technical Information & Know-How, SENJU Sole Invention, TANABE Sole Invention or other invention, discovery, know-how, proprietary information or right licensed by SENJU hereunder are valid or that the commercialization of the Product or any other activities of ISTA under this Agreement shall not be an infringement of the rights of any Third Party including, but not limited to, patent, know-how, trade-secret, trademark or other intellectual property rights of Third Party. In addition, ISTA makes no representation or warranty that the use by SENJU, its licensees or Affiliates, TANABE, its Affiliates or TANABE Licensees or UBE of any ISTA Sole Invention or other invention, discovery, know-how, proprietary information or right licensed by ISTA hereunder will not be an infringement of the rights of any Third Party including, but not limited to, patent, know-how, trade-secret, trademark or other intellectual property rights of Third Party.

21.03 SENJU shall, or shall cause TANABE to, diligently prosecute and/or maintain, at the expense of SENJU or TANABE (as the case may be), the patents and patent applications included in the Patent Rights. In the event that SENJU or TANABE is unable or unwilling to fully comply with the obligations set forth above, then ISTA may elect, by providing notice to SENJU, to file and/or prosecute the patent applications and/or maintain the patents included in the Patent Rights in ISTA’s own name and on ISTA’s own behalf. In such event, SENJU shall reimburse ISTA for all costs and expenses incurred. During the term of this Agreement, SENJU will provide ISTA with copies of patents and patent applications included in the Patent Rights (including patent office actions and amendments).

21.04 EXCEPT AS EXPRESSLY PROVIDED HEREIN, SENJU SHALL MAKE NO WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT MANUFACTURED AND/OR SOLD HEREUNDER INCLUDING WITHOUT LIMITATION ANY WARRANTY OF THE MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE OF THE PRODUCT SOLD BY ISTA.

21.05 NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS OR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RESULTING FROM THIS AGREEMENT.

21.06 ISTA represents, warrants, and covenants that:

(i) ISTA will comply with all applicable governmental laws and regulations relating to the development, manufacture, marketing, sale, distribution, promotion, and sales of the Product in the Territory.

(ii) ISTA has the full legal power, authority and right to enter into this Agreement, and to perform its obligations under this Agreement. Upon execution and delivery by ISTA, this Agreement will constitute a valid and binding agreement of ISTA enforceable in accordance with its terms.

(iii) ISTA shall use commercially reasonable efforts to develop, obtain [        *        ] approval of and commercialize [        *        ] the Product during the term hereof. Nothing herein shall constitute a guarantee or warranty of ISTA that it will obtain any U.S. FDA approval or other Governmental Approval of any Product(s) or that it will have any degree of success in the development or commercialization of Product(s) in any country of the Territory, including without limitation the U.S.

(iv) ISTA shall be responsible for complete performance of all obligations of its Affiliates ISTA Developers, ISTA Manufacturers, and ISTA Marketing Agents imposed on them (directly or indirectly) by this Agreement.

Article 22.	Termination

22.01 Either Party may terminate this Agreement at any time by giving notice to the other Party in the event;

(i) that the other Party materially defaults or is in breach of the performance of any material obligation imposed on it in this Agreement and such default is not remedied in all material

respects within [        *        ] of receipt of written demand from the notifying Party to cure the default; or

(ii) that the other Party shall have become insolvent or bankrupt, or shall have made a general assignment for the benefit of its creditors, or any case or proceeding shall have been commenced by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law, and any such event shall have continued for [        *        ] undismissed or undischarged.

22.02 If ISTA decides, in its sole discretion, to give up the Development Activities due to the lack of effectiveness of the Product or, occurrence of serious and unexpected adverse event of the Product in the course of Development Activities, change in market, ISTA’s business or the Product’s prospects, or other good and valid reason, ISTA shall inform SENJU of ISTA’s decision and the reasons for such decision by written notice and, [        *        ] after such notice, this Agreement shall be terminated.

22.03 If ISTA decides, in its sole discretion, and bona fide business judgment due to the lack of effectiveness of the Product or, occurrence of serious and unexpected adverse event of the Product, change in market, ISTA’s business or the Product’s prospects, or other good and valid reason, to give up pursuit or maintain the Governmental Approval or the manufacture, sale or commercialization of the Product in the Territory, ISTA shall inform SENJU of its decision and the reasons for such decision by written notice and, [        *        ] after such notice, this Agreement shall be terminated.

22.04 If this Agreement is terminated by ISTA in accordance with Paragraph 22.01 through 22.03, or SENJU according to Paragraph 22.01, ISTA shall promptly cease its Development Activity, manufacture and/or commercial activities, as the case may be, concerning the Product, and, at its option, destroy the Product then stocked by ISTA including the cost of the inventory, or sell the remaining inventory of the Product and settle its obligation, if any, to pay any royalties or other payment due under this Agreement within [                *                 ] after the termination thereof. Upon SENJU’s request, ISTA shall return to SENJU all the Technical Information & Know-How and remaining Compound provided by SENJU under this Agreement and shall assign to SENJU, without any compensation all of the rights, titles and interests pertaining to the Product including without limitation, all rights to Governmental Approval in the Territory.

22.05 In the event that (i) SENJU materially defaults or is in breach of the performance of any material obligation imposed on it in SENJU-TANABE License Agreement and such default is not remedied in all material respects within [        *        ] of receipt of written demand from TANABE to cure the default; and TANABE seeks to terminate SENJU-TANABE License Agreement due to SENJU’s breach or (ii) SENJU assigns or makes any composition or sequestration of its assets for the benefit of its creditors, or assigns its rights hereunder partially or in their entirety to any Third Party, then prior to any termination of the SENJU-TANABE License Agreement, SENJU shall have TANABE enter into a direct license with ISTA for the Patent Rights and Technical Information & Know-How in the Territory to allow ISTA exclusively to make, have made, use, offer to sell, sell and otherwise develop and commercialize the Product in the Territory. The terms of such direct license shall be agreed to between ISTA and TANABE through a good faith discussion based on those terms as set forth in this Agreement (as amended from time to time), said direct license cannot, however, modify Article 2 [Grant], Article 3 [Term], Article 4 [Compound Supply], Article 9 [Milestone Payments], Article 10 [Royalties], Article 20 [New Invention and

Discovery], and Article 22 [Termination] of this Agreement without ISTA’s consent. It is understood that some of SENJU’s obligations under this Agreement may not be TANABE’s obligations under the SENJU-TANABE License Agreement, and vice versa. Provided, however, that notwithstanding anything else contrary hereof, ISTA acknowledges and agrees that TANABE will be released from and not have the obligation to provide ISTA with the assistance in the field of ophthalmology even if TANABE would be a party of this Agreement on behalf of SENJU under this Paragraph 22.05.

22.06 Expiration or termination of this Agreement shall not affect the rights and obligations of the Parties which are expressly intended to survive expiration or termination of the Agreement, and those rights and obligations set forth in Articles 3, 13, 16, 17, 18, 23, 24, and 27 and in Paragraphs 5.02, 20.01(iv), 20.02(v), 20.05(iv), 21.02, 21.04, 21.05, 22.04, 22.05, and 22.06.

Article 23.	Governing Laws and Arbitration

23.01 This Agreement shall be governed by and interpreted in accordance with the Laws of Japan.

23.02 All disputes, controversies or differences which may arise between the Parties hereto with respect to this Agreement or for the breach hereof shall be referred to and settled by arbitration in accordance with the Arbitration Rules of the International Chambers of Commerce (“Rules”) that are then currently in force by one or more arbitrators appointed under the Rules. Such arbitration hereunder shall proceed in the English language and shall be held in Japan if the arbitration is requested by ISTA and in Los Angeles, California, U.S.A. if the arbitration is requested by SENJU. The determination of the arbitration shall be final, binding and conclusive upon the Parties hereto. Notwithstanding anything herein to the contrary, the relevant cure periods for breach under this Agreement shall toll while either Party pursues resolution to a dispute through arbitration.

Article 24.	Notice

24.01 Any notice to be given to a Party under or in connection with this Agreement shall be in writing and shall be (i) personally delivered, (ii) delivered by a nationally recognized overnight courier, (iii) delivered by certified mail, postage prepaid, return receipt requested to the Party or (iv) delivered by facsimile transmission to the Party, at the address or facsimile number set forth below for such Party or such other address or facsimile number as a Party may from time to time designate by written notice to the other:

to SENJU:	to ISTA:

Executive Vice President SENJU Pharmaceutical Co., Ltd. 5-8, Hiranomachi 2-chome Chuo-ku, Osaka, 541-0046 Japan Facsimile: +81-6-6226-0406	Chief Executive Officer ISTA Pharmaceuticals, Inc. 15295 Alton Parkway Irvine, CA 92618 U.S.A. Facsimile: (949) 789-7744

Any such notice shall be deemed to have been received by the addressee five (5) business days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand or is given by facsimile, simultaneously with the transmission or delivery. To prove the giving of a notice or other document it shall be sufficient to show that it was dispatched.

Article 25.	Force Majeure

25.01 Neither Party hereto shall be liable for any failure to perform as required through this Agreement by reason of Force Majeure, to the extent such failure to perform is due to circumstances reasonably beyond the control of such Party, such as requisition or interference by any government, state or local authorities, war, strikes, lockout or other labor disputes, accident or breakdown in whole or in part of transportation or loading facility, other accidents, failure to secure required Governmental Approval, civil disorders or commotions, act of aggression, acts of God, energy or other conservation shortages, disease, or occurrences of a similar nature.

25.02 If and when any Party is hindered in its performance of its obligations under this Agreement by reason of Force Majeure, the performance of those obligations shall be suspended for the duration of, but not longer than, the continuance of such circumstances.

25.03 Either Party hereto whose performance of obligation has been hindered by reason of Force Majeure shall inform the other Party immediately, and shall use its reasonable best effort to overcome the effect of the Force Majeure.

Article 26.	Non-Assignability

26.01 This Agreement is personal to the Parties hereto and shall not be assignable, transferable or saleable (including asset sale of solely that Party’s rights in the Agreement) to any Third Party by either Party, without the prior express written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that no such consent shall be required from SENJU if ISTA or ISTA’s business is merged or acquired by a Third Party by way of merger, consolidation or sale of all or substantially all of its assets and SENJU is given written notice thereof at least [        *        ] of the closing thereof.

Article 27.	Authentic Text

27.01 This Text of this Agreement in the English language shall be the authentic text, and any text in another language, even if such text is made by translation of this Text of this Agreement or prepared by any of the Parties hereto for any purpose, shall have no meaning for any purpose between the Parties hereto.

Article 28.	Entire Agreement

28.01 Secrecy Agreement shall be replaced by this Agreement as of the Signing Date so that Secrecy Agreement shall terminate simultaneously.

28.02 This Agreement shall constitute the entire agreement between the Parties hereto concerning the subject matter hereof and shall supersede any other agreements, whether oral or written, express or implied, and may not be changed or modified or revised except as specifically agreed upon by the Parties hereto in a written document bearing the respective signatures of the authorized officers.

Article 29.	Separability

29.01 Even in the event that any portion of this Agreement shall be held illegal, void, ineffective or unenforceable, the remaining portion shall remain in full force and effect.

29.02 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, such terms and provisions shall be deemed inoperative to the extent they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

29.03 In the event that the terms and conditions of this Agreement are materially altered as a result of the provision in Paragraph 29.02, the Parties will re-negotiate the terms and conditions of this Agreement to resolve any inequities.

Article 30.	Parties in Interest

30.01 Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

Article 31.	Independent Contractor Status, No Agency

31.01 SENJU’s and ISTA’s activities hereunder shall be conducted as independent contractors and no agency relationship shall exist between the Parties.

IN WITNESS WHEREOF, SENJU and ISTA have caused this Agreement to be executed in duplicate counterparts by their duly authorized officers, each fully executed copy hereof to be deemed as original, as of the Signing Date.

SENJU:		ISTA:

SENJU Pharmaceutical Co. Ltd.		ISTA Pharmaceuticals, Inc.

signature:	/s/ Yukoh Yoshida	signature:	/s/ Vicente Anido Jr., Ph.D.
name:	Yukoh Yoshida	name:	Vicente Anido Jr., Ph.D.
title:	President	title:	Chief Executive Officer

APPENDIX A

Patent Rights

Country	Application #/ Filing Date	Patent #/ Patent Date	Assignee(s)	Title
USA	325,306 1989/03/16	4,929,618 1990/05/29	Ube Industries, Ltd.	Piperdine and Piperazine Derivatives and Antihistaminic Pharmaceutical Compositions Containing the Same

USA	09/331,792* 1997/12/25	6,307,052B1 2001/10/23	Ube Industries, Ltd. Tanabe Seiyaku Co. Ltd.	Acid-Addition Salts of Optically Active Piperidine Compound and Process for Producing the Same

USA	09/949,809 2001/09/12	6,780,877B2 2004/08/04	Ube Industries, Ltd. Tanabe Seiyaku Co. Ltd.	Acid-Addition Salt of Optically Active Piperdine Compound and Process for Preparing the Same

USA	10/500,354** 2003/07/30 [Publication #US 2005/01 07429A1 2005/05/19]		Senju Pharmaceutical Co., Ltd.	Aqueous Liquid Preparations and Light-Stabilized Aqueous Liquid Preparations

CA	594,067 1989/03/17	1,340,207 1998/12/15	Ube Industries, Ltd.	Piperidine and Piperazine Derivatives, Process for the Same and Pharmaceutical Compositions Containing the Same

CA	2,275,987* 1997/12/25		Tanabe Seiyaku Co. Ltd. Ube Industries, Ltd.	Acid-Addition Salts of Optically Active Piperidine Compound and Process for Producing the Same

MX	996,064 1997/12/25	215,271* 2003/07/16	Tanabe Seiyaku Co. Ltd. Ube Industries, Ltd.	Acid-Addition Salts of Optically Active Piperidine Compound and Process for Producing the Same

*:	PCT filed 1997/12/25 (PCT/JP97/04826, PCT Pub. No.: WO98/29409)

**:	PCT filed 2003/07/30 (PCT/JP03/09713, PCT Pub. No.: WO2004/011001)